Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions)

	Fiscal Year					Three Months Ended March 26,	Three Months Ended March 28,	Year Ended December 26, 2003 on a pro forma basis for the exchange	Year Ended December 26, 2003 on a pro forma basis for the exchange	Year Ended December 26, 2003 on a pro forma basis for the exchange	Three Months Ended March 26, 2004 on a pro forma basis for the exchange	Three Months Ended March 26, 2004 on a pro forma basis for the exchange	Three Months Ended March 26, 2004 on a pro forma basis for the exchange
	1999	2000	2001	2002	2003	2004	2003	offer(5)	offer(6)	offer(7)	offer(5)	offer(6)	offer(7)
Earnings:
Net (loss) income prior to cumulative effect of change in accounting principle	(146.1)	37.0	(336.4)	(374.7)	(157.1)	(4.3)	(19.8)	(130.7)	(132.9)	(162.4)	3.9	3.5	1.5
Taxes on net (loss) income	(48.2)	15.2	123.4	14.7	47.4	13.5	7.4	47.4	47.4	47.4	13.4	13.4	13.4
Total fixed charges	94.0	96.0	97.6	95.1	104.7	27.5	24.0	75.1	77.2	77.2	18.6	19.0	19.0
Capitalized interest	(4.6)	(.2)	(.7)	(1.4)	(.3)	—	(0.3)	(.3)	(.3)	(0.3)	—	—	—
Capitalized interest amortized	2.2	2.4	2.2	2.3	2.3	0.6	0.6	2.3	2.3	2.3	0.6	0.6	0.6
Equity loss/(earnings) of non-consolidated affiliated companies accounted for by the equity method, net of dividends	(11.0)	(8.9)	(4.6)	(4.3)	(9.1)	4.4	(3.5)	(9.1)	(9.1)	(9.1)	4.4	4.4	4.4
	(113.7)	141.5	(118.5)	(268.3)	(12.1)	41.7	8.4	(15.3)	(15.4)	(44.9)	40.9	40.9	38.9
Fixed Charges:
Interest expense (including dividend on trust preferred security)	70.2	83.3	84.5	83.0	95.5	25.4	21.8	65.9	68.0	68.0	16.5	16.9	16.9
Capitalized interest	4.6	.1	.7	1.4	.3	—	0.3	.3	.3	0.3	—	—	—
Imputed interest on non-capitalized lease payment	19.2	12.6	12.4	10.7	8.9	2.1	1.9	8.9	8.9	8.9	2.1	2.1	2.1
	94.0	96.0	97.6	95.1	104.7	27.5	24.0	75.1	77.2	77.2	18.6	19.0	19.0
Ratio of earnings to combined fixed charges and preferred share dividends(1)(2)(3)	—	1.47	—	—	—	15.1	—	—	—	—	2.21	2.16	2.06

(1)                                  Includes in fiscal years 1999, 2000, 2001, 2002 and 2003 and in the three month periods ended March 26, 2004 and March 28, 2003 dividends on preferred securities of a subsidiary trust of $15.2, $15.8, $15.8, $16.6, $18.1, $4.8 and $4.4, respectively.  The pro forma results for the year ended December 26, 2003 include a $13.9 million reduction in dividends on the trust securities, a $13.4 million reduction in interest on the convertible notes, a $1.0 million increase in interest on the 2005 notes under the modification method and a $3.1 million increase in interest on the 2005 notes under the extinguishment method, and a $3.4 million reduction in interest on the Robbins bonds.  The pro forma results for the three months ended March 26, 2004 include a $3.7 million reduction in dividends on the trust securities, a $3.4 million reduction in interest on the convertible notes, a $0.3 million increase in interest on the 2005 notes under the modification method and a $0.7 million increase in interest on the 2005 notes under the extinguishment method, and a $0.9 million reduction in interest on the Robbins bonds.

(2)                                  Includes increase in the tax valuation allowance of $197.0 in the year 2001, $175.6 in the year 2002 and $58.0 in the year 2003.

(3)                                  Earnings are inadequate to cover fixed charges by $207.7, $216.1, $363.4, $116.8 and $15.6 for the fiscal years 1999, 2001, 2002 and 2003 and the three-month period ended March 28, 2003, respectively.  The coverage deficiency is $90.4 for the year ended December 26, 2003 on a pro forma basis using the modification method for the exchange offer assuming a $0.26 pro forma share price, $92.6 for the year ended December 26, 2003 on a pro forma basis using the extinguishment method for the exchange offer assuming a $0.27 pro forma share price, and $122.1 for the year ended December 26, 2003 on a pro forma basis using the extinguishment method for the exchange offer, assuming a $0.90 pro forma share price.

(4)                                  Assumes that:

•                  holders of at least 75% of the aggregate liquidation amount of trust securities having validly tendered, and not validly withdrawn, those trust securities; and

•                  holders of at least 90% of the aggregate principal amount of convertible notes having validly tendered, and not validly withdrawn, those convertible notes; and

•                  holders of at least 90% of the aggregate principal amount or, if applicable, accreted principal amount, outstanding as of June 25, 2004, of 2009 Series C Robbins bonds and Series D Robbins bonds having validly tenered, and not validly withdrawn, those 2009 Series C Robbins bonds and Series D Robbins bonds; and

•                  holders of at least 20% of the aggregate principal amount outstanding as of June 25, 2004, of 2024 Series C bonds validly tendered and not validly withdrawn, those Series C Robbins bonds; and

•                  holders of at least 90% of the aggregate principal amount of 2005 notes having validly tendered, and not validly withdrawn, those 2005 notes.

(5)                                  Assumes the treatment of the 2005 notes in the exchange offer is accounted for using the modification method, assuming a pro forma share price of $0.26.

(6)                                  Assumes the treatment of the 2005 notes in the exchange offer is accounted for using the extinguishment method, assuming a pro forma share price of $0.27.

(7)                                  Assumes the treatment of the 2005 notes in the exchange offer is accounted for using the extinguishment method, assuming a pro forma share price of $0.90.